Company Contact: James R. McKnight, Jr 615-771-7575

Diversicare announces retirement of Chief Executive Officer and appointment of Jay McKnight as new Chief Executive Officer

BRENTWOOD, TN, (July 9, 2018) - Diversicare Healthcare Services, Inc. (NASDAQ: DVCR) today announced that Kelly J. Gill has retired as Chief Executive Officer of Diversicare effective July 6, 2018. The Company also announced that it has appointed James R. McKnight, Jr. as Chief Executive Officer of the Company effective immediately. Mr. McKnight joined Diversicare in August 2012 as Chief Financial Officer.

The Chairman of the Board, Chad McCurdy, said “On behalf of the entire Board, we thank Kelly for his many contributions to Diversicare over the past eight years. Initially as the Company’s Chief Operating Officer, and later as Chief Executive Officer, he led the Company through very difficult economic times. In recent years, Kelly implemented several initiatives such as the full implementation of Electronic Medical Records at all of our facilities and the successful assumption of the operations of 22 centers in Alabama and Mississippi.

Mr. McCurdy added, “We are pleased to have Jay take on additional responsibilities with the Company and look forward to his continued success.”

Prior to joining the Company, Mr. McKnight served as Chief Financial Officer of NuScriptRX. Mr. McKnight joined NuScriptRX in May 2009 in a senior financial role and was promoted to CFO in 2010. He served as Vice President, Corporate Controller from July 2005 to January 2009 at Take Care Health Systems, Employer Solutions Group, and its predecessor company I-trax, Inc. Earlier in his career, Mr. McKnight served as Director of Financial Reporting and Quality Assurance at American HomePatient, Inc., as Audit Manager with Ernst & Young LLP, and with Arthur Andersen LLP. Mr. McKnight received a Bachelor of Science degree in accounting from Louisiana Tech University and is a certified public accountant licensed in multiple states.